THESTREET.COM REPORTS NET INCOME OF $1.6 MILLION

Advertising Revenue Up 26% Driven By Surge in Traffic

NEW YORK, October 27, 2005 - TheStreet.com, Inc. (NASDAQ: TSCM), a leading provider of financial commentary, analysis and news, announced its financial results for the third quarter 2005, which includes net income of $1.6 million and a year-over-year increase of 26% in advertising revenue.

“The quarter saw growth in both our advertising and subscription revenue streams,” said Thomas J. Clarke, Jr., the chairman and chief executive officer of TheStreet.com. “The increased traffic growth we have experienced propelled the performance of our advertising revenue stream. Third-quarter advertising revenue increased sequentially from the second quarter for the first time since 1999. The total number of new advertisers in the third quarter alone surpassed the number of new advertisers in the first two quarters combined. In addition, the increased traffic growth also benefited the Company’s subscription business, as evidenced by over 7,500 net new subscribers to our premium services in the quarter. We expect both of these trends to continue in the fourth quarter.”

Third-Quarter 2005 Results

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Net revenue was $8.2 million in the third quarter 2005, a $0.5 million or 6% increase, over the $7.7 million in the same period last year and a 6% sequential increase, or $0.4 million, from last quarter.

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Deferred revenue was $9.4 million, a 17% increase over the same period last year and a 3% increase from last quarter. This is the highest deferred revenue balance in the Company’s history. This represents subscription bookings that will be recognized as revenue in future quarters.

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Net income from continuing operations was $1.4 million, or $0.05 per share, a 216% improvement over the $0.4 million, or $0.02 per share, in the same period last year and a 17% reduction from last quarter’s net income of $1.7 million, or $0.07 per share.

•	Total cash flow was $1.4 million, a $1.3 million increase over the same period last year and a $0.4 million increase from last quarter.
•	Cash and restricted cash stood at $31.0 million at the end of the third quarter, essentially flat from the same period last year and a 5% sequential increase.

“In addition to our advertising business performing solidly, we are extremely pleased with our record third-quarter subscription business,” said Lisa A. Mogensen, chief financial officer of TheStreet.com. “At $9.4 million, the Company’s deferred revenue is the highest in its history. The Company also reported its highest quarterly subscription revenue of $5.8 million in this quarter and our fourth highest bookings of $6.1 million. As you can see from these results, we remain committed to positioning the company for continued growth and continued profitability this year and beyond.”

Revenue Streams

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Advertising revenue for the quarter totaled $2.1 million, a 26% increase over the same period a year ago and a 1% increase from last quarter. Year-to-date advertising revenue is $6.3 million, an improvement of $1.3 million, or 26%, over the same period last year. The number of page views and the number of average monthly unique visitors to TheStreet.com network has increased 13% and 32%, respectively, in the first three quarters of 2005 compared to the same period a year ago. Page views for the quarter totaled 130 million, while monthly unique visitors averaged 3.1 million during the quarter.

•	Subscription revenue for the quarter totaled $5.8 million, essentially flat with the same period last year and an increase of 9%, or $0.5 million, from last quarter’s $5.3 million.
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Subscription bookings for the quarter totaled $6.1 million, an increase of 19% over the $5.2 million in same period last year and a decrease of 7% from last quarter’s $6.6 million. The number of subscribers to the Company’s premium services increased by approximately 7,500, or 11%, during the quarter.

Operating Expenses

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Our third-quarter operating expenses were $7.0 million, a 4% improvement over the $7.4 million in the same period last year and a 12% increase from last quarter’s $6.3 million. Year-to-date operating expenses are $20.3 million, a $1.3 million, or 6%, improvement over the same period last year.

Recent Company Highlights

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Third-quarter advertising revenue increased sequentially from the second quarter for the first time since 1999. The total number of new advertisers in the third quarter alone surpassed the number of new advertisers in the first two quarters combined.

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The distribution of our free and premium content continues to grow as evidenced by recent deals with Investors.com and Investopedia.com. In addition, we have signed and implemented a deal with Yahoo! Inc. to have our premium content appear within their natural search.

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The Company also expanded its offerings of free newsletters. One of the Company’s most popular daily stories on its free, flagship site –TheStreet.com Top 10 Stories – was expanded into a weekly newsletter that contains the site’s most popular stories, as selected by our readers, from that particular week. The free newsletter is published every Monday and has become one of the company’s most popular offerings.

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The Company’s editorial initiatives were expanded on its free, flagship site. The Celebrity Investor, a special section that runs regularly, features commentators who have achieved fame in fields other than investing to comment on their portfolios and strategies. The “Celebrity Investor,” launched with two sports stars: Lenny Dykstra, a former Major League Baseball All-Star who played for the 1986 World Champion New York Mets, and John Bradshaw Layfield, a former professional football player who is now a professional wrestler with World Wrestling Entertainment.

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The Company has expanded its editorial offerings over the weekend to expand its reach beyond the traditional trading day. The newest addition to the Company’s weekend coverage is TechWeek, a roundup of technology stocks that were movers during that particular week. TechWeek is written by Bill Snyder, a technology reporter in the Company’s San Francisco bureau. With the addition of TechWeek, the Company has been able to increase its weekend readership significantly.

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The Company is expanding its content to cover topics that are not related to finance and investments. During the quarter, the Company expanded its “Good Life” section, which covers leisure activities such as travel, wine, and collectibles, to three times a week. Ameriprise Financial, a division of American Express, signed on to sponsor the Good Life. The sponsorship marks the first time in the Company’s history that an advertiser has paid a premium for non-financial content.

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The Company’s newest paid subscription service, “TheStreet.com Internet Review,” was launched October 10th to provide subscribers with investment and trading ideas specific to that sector. Written by James Altucher -- a hedge fund manager and long-time contributor to RealMoney.com -- the service includes a weekly newsletter, investment and trading alerts, and a model portfolio. See www.thestreet.com/internetreview.

TheStreet.com will conduct a conference call today, October 27, 2005, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at www.vcall.com/EventPage.asp?ID=96845.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of investment commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based Web site, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions.

“Cash flow” or “cash burn,” as used in this news release, means the increase or decrease, as applicable, in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation, or lack thereof, of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that the use of the terms “cash flow” and “cash burn” allow investors to view financial performance in a manner similar to the method used by the Company’s management, which helps improve their ability to understand the Company’s operating performance.

	For the Quarter Ended ($ in Millions)
	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004
Total cash flow	$1.4	$1.1	$0.1
Decrease in restricted cash	$0.4	–	–
Change in cash and cash equivalents	$1.8	$1.1	$0.1

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company’s SEC filings), which could cause actual results to differ.

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Contact:	TheStreet.com
Debbie Slater, 212-321-5409
debbie.slater@thestreet.com

THESTREET.COM, INC.

BALANCE SHEETS

($ in thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and restricted cash	$29,898	$30,570
Accounts receivable - net	2,109	1,497
Other receivables	569	95
Prepaid expenses and other current assets	1,050	869
Current assets of discontinued operations	78	457
Total current assets	33,704	33,488

Property and equipment - net	1,905	2,158
Other assets	126	68
Goodwill and intangibles - net	2,484	2,484
Restricted cash	1,100	1,505
Non-current assets of discontinued operations	–	374
Total assets	$39,319	$40,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,015	$5,413
Deferred revenue	9,402	7,311
Current portion of note payable	101	96
Other current liabilities	54	115
Current liabilities of discontinued operations	335	1,501
Total current liabilities	13,907	14,436
Note payable	49	125
Other liabilities	–	8
Non-current liabilities of discontinued operations	–	125
Total liabilities	13,956	14,694

Stockholders’ Equity:
Stockholders’ equity	25,363	25,383

Total liabilities and stockholders’ equity	$39,319	$40,077

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is classified as a non-current asset, and our cash is classified in two places on the above balance sheet.

Cash and restricted cash	$29,898	$30,570
Restricted cash	1,100	1,505
Total cash, current and non-current restricted cash	$30,998	$32,075

THESTREET.COM, INC.

STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Net revenue:
Subscription	$5,801	$5,743	$16,569	$16,840
Advertising	2,118	1,676	6,325	5,019
Other	277	281	858	918
Total net revenue	8,196	7,700	23,752	22,777

Operating expense:
Cost of services	3,210	3,048	8,928	9,296
Sales and marketing	1,727	1,781	5,514	6,042
General and administrative	1,921	1,984	5,383	5,336
Depreciation and amortization	191	154	481	498
One-time lease termination costs	–	393	–	393
Total operating expense	7,049	7,360	20,306	21,565
Operating income	1,147	340	3,446	1,212
Interest income, net	229	95	563	235
Net income from continuing operations	1,376	435	4,009	1,447
Discontinued operations:
Income (loss) from discontinued operations	279	(1,656)	(3,096)	(4,366)
Loss on disposal of discontinued operations	(50)	–	(2,433)	–
Net income (loss)	$1,605	$(1,221)	$(1,520)	$(2,919)

Net income (loss) per share - basic
Continuing operations	$0.05	$0.02	$0.16	$0.06
Discontinued operations	0.01	(0.07)	(0.12)	(0.18)
Disposal of discontinued operations	(0.00)	–	(0.10)	–
Net income (loss)	$0.06	$(0.05)	$(0.06)	$(0.12)

Net income (loss) per share - diluted
Continuing operations	$0.05	$0.02	$0.15	$0.06
Discontinued operations	0.01	(0.07)	(0.12)	(0.17)
Disposal of discontinued operations	(0.00)	–	(0.09)	–
Net income (loss)	$0.06	$(0.05)	$(0.06)	$(0.11)

Weighted average basic shares outstanding	24,943	24,633	24,802	24,481

Weighted average diluted shares outstanding	26,183	25,919	25,986	26,070